Exhibit 99.1

Press Release

David H. Francisco, retired Newmont Executive, joins International Gold Resources, Inc. as Chairman of the Board.

Denver, CO, August 13, 2007 (BUSINESS WIRE) - International Gold Resources, Inc. (IGRU: Pink Sheets) announced today that David H. Francisco has joined the IGR Board of Directors as non-executive Chairman. Mr. Francisco was previously an advisor to IGR's CEO and Board.

Mr. Francisco recently retired from Newmont Mining Corporation, the second largest gold producer in the World, where Dave held various positions including Executive Vice President of worldwide operations. Among his many accomplishments at Newmont, Dave was instrumental in developing and expanding Newmont's international operations, including the large Batu Hijau copper/gold mine in Indonesia. Prior to Newmont, Mr. Francisco was Senior Vice President for Freeport McMoRan's Indonesian Irian Jaya operations. While at Freeport, Dave guided the company's efforts in expanding operations from 15,000 tons per day (tpd) of production to in excess of 100,000 tpd, including the discovery and development of the large Grasberg deposit. Mr. Francisco has 35 years of mining experience in all phases of operations, project development, and executive management.

Mr. Francisco said, "I am pleased to join IGR as Chairman. The company has excellent exploration assets, secure land positions in Brazil and the Yukon, solid management, and a strategic plan to further advance and develop these assets. IGR is fundamentally undervalued and unrecognized in the market. Our efforts will become more focused on communicating IGR's value to the financial community and bringing the company closer to realizing its vision of becoming recognized as one of the World's premier early stage gold exploration and development companies."

Tim Acton, IGR's CEO stated, "We could not be more pleased to have a person of Dave Francisco's stature join our Board. Dave brings a wealth of mining and business experience to our company. We look forward to his guidance and direction as we continue to strengthen our management team."

About International Gold Resources, Inc.

The vision of International Gold Resources is to maximize shareholder value by becoming recognized as one of the premier early stage gold exploration and development companies.

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from Mr. Francisco's joining the Company as Chairman are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

For further information, please contact: Mr. Lyle Durham (Vice President -- Investor Relations): 425-844-2535 and 1-800-480-9008 (US only).  Website: http://www.intlgold.com